AGREEMENT dated this 26th day of June, 1996, between Riedman
Corporation, a New York corporation, having a place of business at 45 East Avenue, Rochester, New York ("Riedman") and Daniel Green Company, a Massachusetts corporation, having a place of business at One Main Street, Dolgeville, New York (the "Company").

                                    RECITALS

     The Company and Riedman have entered into a Stock Purchase Agreement dated June 26, 1996, pursuant to which the Company is to issue and sell and Riedman is to purchase 475,000 newly issued shares of common stock, $2.50 par value per share (the "Common Stock") of the Company. Riedman currently owns 33,000 shares of the Common Stock and its President, James R. Riedman, owns 3,000 shares of the Common Stock, so that in the aggregate Riedman and its affiliates and associates will, upon consummation of the purchase provided for in the Stock Purchase Agreement, own approximately 33.8% of the outstanding Common Stock of the Company.

     Pursuant to the terms of the Rights Agreement between the Company and The First National Bank of Boston, Rights Agent, dated February 9, 1996 (the "Shareholder Rights Plan") the Rights issued under the Shareholder Rights Plan would become exercisable following the purchase of the Common Stock by Riedman. In order that the purchase by Riedman of the Common Stock not constitute a "Section 11(a)(ii) Event" as specified in the Shareholder Rights Plan, and therefore not cause the Rights to become exercisable, it is the desire and intention of the Company to designate Riedman an "Exempt Person" as defined in the Shareholder Rights Plan.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Riedman and the Company hereby agree as follows:

1. Riedman agrees that it will not directly or indirectly by itself or through one or more affiliates or associates (as those terms are defined in the Shareholder Rights Plan) acquire additional Common Stock of the Company such that its beneficial ownership (as defined in the Shareholder Rights Plan) of the outstanding Common Stock of the Company would at any time exceed 40% thereof (the "threshold").

          The foregoing agreement will not be violated if the threshold is exceeded by reason of any reduction in the number of shares of the Company's outstanding Common Stock.

2. Based upon the agreement of Riedman to limit its beneficial ownership of the Common Stock to amounts not in excess of the threshold, the Company hereby designates Riedman an Exempt Person as defined in the Shareholder Rights Plan. This designation shall be irrevocable so long as Riedman is in compliance with this Agreement.

3. This Agreement shall be binding upon Riedman and the Company and their respective successors and assigns, and shall remain in effect as long as Riedman, together with any affiliates and associates of Riedman, shall be the beneficial owner of 20% or more of the outstanding Common Stock of the Company.

4. This Agreement has been approved and authorized by a majority of the directors of the Company, excluding the officers of the Company who are directors and the President of Riedman, who is a director of the Company.

5. Neither this Agreement nor any of its rights and obligations hereunder may be assigned by either party without the prior written consent of the other party.

6. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier, telecopied by facsimile transmission (provided that confirmation is received by the sender) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:


     If to the Company:       Warren J. Reardon, III, President
                              Daniel Green Company
                              One Main Street
                              Dolgeville, New York 13329-1398
                              Telephone:     315-429-3131
                              Telecopier:    315-429-8424


     With a copy to:          John B. French, Esquire
                              Sullivan & Worcester
                              One Post Office Square
                              Boston, Massachusetts 02109
                              Telephone:     617-338-2847
                              Telecopier:    617-338-2880

     If to Buyer:             James R. Riedman
                              Riedman Corporation
                              45 East Avenue
                              Rochester, New York 14604
                              Telephone:     716-232-4424
                              Telecopier:    716-232-7802


     With a copy to:          Justin P. Doyle, Esquire
                              Nixon, Hargrave, Devans & Doyle
                              Clinton Square
                              Post Office Box 1051
                              Rochester, New York 14603-1051
                              Telephone:     716-263-1359
                              Telecopier:    716-263-1600


     or to such other place and with such other copies as either party may designate by written notice to the other.

7. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers this 26th day of June, 1996.


                                      RIEDMAN CORPORATION

                                      By:_______________________________
                                      Name:_____________________________
                                      Title:____________________________

                                      DANIEL GREEN COMPANY

                                      By:_______________________________
                                      Name:_____________________________
                                      Title:____________________________

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